Exhibit 5.1

CADWELL SANFORD DEIBERT & GARRY LLP
LAWYERS

Joe W. Cadwell		Telephone
Steven W. Sanford	River Centre	(605) 336-0828
Douglas M. Deibert	200 East 10th Street, Suite 200
William C. Garry	Sioux Falls, South vDakota 57104	Telecopier
Scott Perrenoud*		(605) 336-6036
Stephen C. Landon	Mailing Address:
Brett A. Lovrien*†	P.O. Box 2498	Writer’s E-Mail Address
Michael A. Henderson	Sioux Falls, South Dakota 57101-2498
James S. Simko		ssanford@cadlaw.com
Shawn M. Nichols
Kristi M. Laber

*	Also admitted in Iowa
†	Also admitted in Minnesota

April 1, 2008

Board of Directors

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

Re:	Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4
Registration File No. 333-148315

Dear Directors:

We have acted as special South Dakota counsel for VeraSun Energy Corporation, a South Dakota corporation (the “Company”) with respect to certain South Dakota corporate law matters incident to the registration by the Company of 1,787,083 shares of common stock, par value $0.01 per share (the “Shares”) pursuant to the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 1, 2008 (File No. 333-148315), to which this opinion is being attached and filed as an exhibit (the “Registration Statement”). The Shares are proposed to be issued pursuant to (i) the US BioEnergy Corporation 2006 Stock Incentive Plan (the “2006 Plan”) or (ii) the US BioEnergy 2005 Stock Incentive Plan (the “2005 Plan”) and, together with the 2006 Plan, the “Plans”), in each case as amended pursuant to the Agreement and Plan of Merger dated as of November 29, 2007 by and among the Company, Host Acquisition Corporation (a direct, wholly-owned subsidiary of the Company) and US BioEnergy Corporation (“US BioEnergy”), a South Dakota corporation (the “Merger Agreement”).

Board of Directors

VeraSun Energy Corporation

April 1, 2008

As special South Dakota counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) each of the Plans; (iii) a copy of the executed Merger Agreement; (iv) the Articles of Incorporation of the Company originally filed August 11, 2005 and last amended as filed March 31, 2008; (v) the By-Laws of the Company as last amended on April 1, 2008; (vi) certain resolutions adopted by the Board of Directors of the Company on November 28, 2007, pertaining to the Merger Agreement, including the issuance of the Shares contemplated thereby; (vii) certain resolutions of the Board of Directors of Host Acquisition Corporation, a South Dakota corporation dated November 28, 2007; (viii) various corporate records and proceedings related to the organization of the Company; and (ix) various corporate records and proceedings related to the organization of the Company.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

The Shares have been duly authorized by all necessary corporate action of the Company and that, upon issuance and delivery of the Shares and receipt of the consideration therefor in the manner contemplated by the Merger Agreement and the Registration Statement and the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We are admitted to practice in the State of South Dakota, and we express no opinion as to matters governed by any laws other than the laws of the State of South Dakota and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ CADWELL SANFORD DEIBERT & GARRY LLP

CADWELL SANFORD DEIBERT & GARRY LLP